Exhibit 99.1

CRIIMI MAE Engages Financial Advisor

Rockville, MD, February 23, 2005 — CRIIMI MAE Inc. (NYSE: CMM) today announced that its Board of Directors has engaged Citigroup Global Markets Inc. as its exclusive financial advisor to assist the Company in undertaking a review of its various strategic alternatives, including a possible sale of the Company.  As a part of this process, the Company has received nonbinding indications of interest from a number of potential counterparties, including an affiliate of BREF One, LLC, Series A, the Company’s largest shareholder.  The independent members of the Board of Directors of CRIIMI MAE will review and consider, among other things, all proposals made to CRIIMI MAE or its shareholders by third parties, and will make recommendations regarding such proposals to the Board of Directors, all with the objective of maximizing shareholder value.

There can be no assurance that the process will result in any transaction.  The Company expects that it will make no further announcement in connection with the process unless and until the Company enters into a definitive, binding agreement or abandons the process or otherwise concludes its review of strategic alternatives.

CRIIMI MAE Inc. is a commercial mortgage company structured as a REIT. CRIIMI MAE owns and manages a significant portfolio of commercial mortgage-related assets.

For further information, shareholders and securities brokers should contact CRIIMI MAE Inc at (301) 255-4700, e-mail shareholder@criimimaeinc.com, and news media contact James Pastore, Pastore Communications Group LLC at (202) 546-6451,
e-mail pastore@ix.netcom.com

Note: Forward-looking statements or statements that contain the words “believe,” “anticipate,” “expect,” “contemplate,” “may,” “will” and similar projections contained in this release involve a variety of risks and uncertainties. These risks and uncertainties are set forth from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the most recent year and Quarterly Report on Form 10-Q for the most recent quarter. Such statements are subject to these risks and uncertainties, which could cause actual results to differ materially from those anticipated.  CRIIMI MAE assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.